EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

              For the Three Month Period Ended March 31,
                            2004  and  2003


(Dollars in Thousands)
                                               2004             2003
Primary
  Net Income                                 $        1,856   $        1,778
    Shares
      Weighted average number of
      common shares outstanding                   4,387,001        4,435,697
      Adjustments - increases or
      decreases                                        None             None
      Weighted average number of
      common shares outstanding
      as adjusted                                 4,387,001        4,435,697

      Primary earnings per
      common share                           $    .42 $    .40


Assuming full dilution
  Net Income                                 $        1,856   $        1,778
    Shares
      Weighted average number of
      common shares outstanding              4,387,001             4,435,697
      Adjustments - increases or
      decreases                                      19,798           10,137
      Weighted average number of
      common shares outstanding
      as adjusted                                 4,406,799        4,445,834

      Earnings per common share
      assuming full dilution                 $    .42 $    .40



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